CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 29, 2025, relating to the financial statements and financial highlights of ALPS | O’Shares International Developed Quality Dividend ETF (formerly, ALPS | O'Shares Europe Quality Dividend ETF), a series of ALPS ETF Trust, which are included in Form N-CSR for the year ended November 30, 2024, and to the references to our firm under the headings “Fund Service Providers”, and “Financial Highlights” in the Prospectus and “Miscellaneous Information”, and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

September 30, 2025